                                 Exhibit 23.0
                              IFR Systems, Inc.





                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of IFR Systems, Inc. of our report dated July 31, 1998, included in the 1998 Annual report to Shareholders of IFR Systems, Inc.

Our audits also included the financial statement schedule of IFR Systems, Inc. listed in Item 14 (a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement 33-5272 on Form S-8 of the Incentive Stock Option Plan dated April 29, 1986, Registration Statement 33-27329 on Form S-8 of the Restricted Stock Grant Plan dated March 2, 1989, Registration Statement 33-27330 on Form S-8 of the Incentive Stock Option Plan dated March 2, 1989, Registration Statement 33-32060 on Form S-8 of the Outside Director Compensation, Stock Option and Retirement Plan dated November 14, 1989, Registration Statement 33-56862 on Form S-8 of the Nonqualified Stock Option Plan dated January 8, 1993, Registration Statement 333-18649 on Form S-3 relating to the registration of common shares dated December 23, 1996, and Registration Statement 333-52911 on Form S-8 pertaining to the 1996 Incentive Stock Option Plan dated May 18, 1998 of our report dated July 31, 1998, with respect to the consolidated financial statements and schedule of IFR Systems, Inc. incorporated by reference in the Annual Report on Form 10-K for the year ended June 30, 1998.






Indianapolis, Indiana
September 25, 1998